UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2009

YASHENG ECO-TRADE CORPORATION.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1061 ½ N Spaulding Ave., Los Angeles, CA 90046
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (323) 822-1750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.10             Entry Into a Material Definitive Agreement
Item 2.03             Creation of a Direct Financial Obligation
Item 3.02             Unregistered Sales of Equity Securities

Regulation S Financing

On November 26, 2009, Yasheng Eco-Trade Corp. (the “Company”) issued 210,087 shares of Series C Preferred Stock for aggregate consideration of $4,945.  Each six shares of Series C Preferred Stock is convertible into one share of common stock; provided, however, in the event that the shares of Series C Preferred Stock have been outstanding for a period of one year, then it shall be automatically converted into shares of common stock in accordance with the aforementioned conversion formula.  The Company issued the securities to one non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Short Term Convertible Loan

On November 23, 2009, the Company issued a 12% convertible note in an aggregate principal amount of $100,000 (the “November 2009 Note”) to one accredited party, as consideration for short term loan.  The November 2009 Note bears interest at the rate of 12% per annum and mature on March 31, 2010.  The November 2009 Note (or any part of it) is convertible at the election of the holder into shares of common stock based on conversion price equal to 95% of the volume-weighted average price for the five trading days immediately preceding the conversion notice.

Item 9.01	Exhibits

3.1	Certificate of Designation – Series C
10.1	Convertible Note issued November 23, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YASHENG ECO-TRADE CORPORATION

By:	/s/ Yossi Attia
Name: Yossi Attia
Title: Chief Operating Officer

Date:           December 2, 2009
West Hollywood, California